Exhibit 10.2

[Execution Copy]

MANAGEMENT CONTINUITY AGREEMENT

This Management Continuity Agreement, dated as of August 23, 2016 (“Agreement”), is by and between Union Bankshares Corporation, a Virginia corporation (the “Company”), and John C. Asbury (the “Executive”).

1.          Purpose

The Company recognizes that the possibility of a Change in Control exists and the uncertainty and questions that it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the purpose of this Agreement is to encourage the Executive to continue employment with the Company and/or its affiliates or successors in interest by merger or acquisition after a Change in Control by providing reasonable employment security to the Executive and to recognize the prior service of the Executive in the event of a termination of employment under certain circumstances after a Change in Control.

2.          Term of the Agreement

This Agreement will be effective on the Effective Date (as defined hereinafter) and will expire on December 31, 2017; provided, that on January 1, 2018 and on each January 1st thereafter (each such January 1st is referred to as the “Renewal Date”), this Agreement will be automatically extended for an additional calendar year. This Agreement will not, however, be extended if the Company gives written notice of such non-renewal to the Executive no later than September 30th before the Renewal Date (the original and any extended term of this Agreement is referred to as the “Change in Control Period”). The “Effective Date” means the first date of Executive’s employment with the Company.

3.          Employment after a Change in Control

If a Change in Control of the Company (as defined in Section 12) occurs during the Change in Control Period and the Executive is employed by the Company on the date the Change in Control occurs (the “Change in Control Date”), the Company will continue to employ the Executive in accordance with the terms and conditions of this Agreement for the period beginning on the Change in Control Date and ending on the third anniversary of such date (the “Employment Period”). If a Change in Control occurs on account of a series of transactions, the Change in Control Date is the date of the last of such transactions.

4.          Terms of Employment

(a)          Position and Duties. During the Employment Period, (i) the Executive’s position, authority, duties and responsibilities will be at least commensurate in all material respects with the most significant of those held, exercised and assigned to Executive by the Company at any time during the 90-day period immediately preceding the Change in Control Date and (ii) the Executive’s services will be performed at the location where the Executive was employed immediately preceding the Change in Control Date or any office that is the headquarters of the Company and is less than 35 miles from such location.

(b)          Compensation.

(i)          Base Salary. During the Employment Period, the Executive will receive an annual base salary (the “Annual Base Salary”) at least equal to the base salary paid or payable to the Executive by the Company and its affiliated companies for the twelve-month period immediately preceding the Change of Control Date. During the Employment Period, the Annual Base Salary will be reviewed at least annually and will be increased at any time and from time to time as will be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies. Any increase in the Annual Base Salary will not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary will not be reduced after any such increase, and the term Annual Base Salary as used in this Agreement will refer to the Annual Base Salary as so increased. The term “affiliated companies” includes any company controlled by, controlling or under common control with the Company.

(ii)          Annual Bonus. In addition to the Annual Base Salary, the Executive will be awarded for each year ending during the Employment Period and for which the Executive is employed on the last day of the year an annual bonus (the “Annual Bonus”) in cash at least equal to the average annual bonus paid or payable, including by reason of any deferral, for the two years immediately preceding the year in which the Change in Control Date occurs. Each such Annual Bonus will be paid no later than two and one-half months after the end of the year for which the Annual Bonus is awarded.

(iii)          Incentive, Savings and Retirement Plans. During the Employment Period, the Executive will be entitled to participate in all incentive (including stock incentive), savings and retirement, insurance plans, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event will such plans, policies and programs provide the Executive with incentive opportunities, savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than those provided by the Company and its affiliated companies for the Executive under such plans, policies and programs as in effect at any time during the six months immediately preceding the Change in Control Date.

(iv)          Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, will be eligible for participation in and will receive all benefits under welfare benefit plans, policies and programs provided by the Company and its affiliated companies to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event will such plans, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, policies and programs in effect at any time during the six months immediately preceding the Change in Control Date.

(v)          Fringe Benefits. During the Employment Period, the Executive will be entitled to fringe benefits in accordance with the most favorable plans, policies and programs of the Company and its affiliated companies in effect for the Executive at any time during the six months immediately preceding the Change in Control Date or, if more favorable to the Executive, as in effect generally from time to time after the Change in Control Date with respect to other peer executives of the Company and its affiliated companies.

(vi)          Paid Time Off. During the Employment Period, the Executive will be entitled to paid time off in accordance with the most favorable plans, policies and programs of the Company and its affiliated companies in effect for the Executive at any time during the six months immediately preceding the Change in Control Date or, if more favorable to the Executive, as in effect generally from time to time after the Change in Control Date with respect to other peer executives of the Company and its affiliated companies.

5.          Termination of Employment Following a Change in Control

(a)          Death or Disability. The Executive’s employment will terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period, it may terminate the Executive’s employment. For purposes of this Agreement, “Disability” means the Executive’s inability to perform the essential functions of his position with the Company on a full time basis for 180 consecutive days or a total of at least 240 days in any twelve month period as a result of the Executive’s incapacity due to physical or mental illness (as determined by an independent physician selected by the Board of the Company).

(b)          Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” means (i) gross incompetence, gross negligence, willful misconduct in connection with the performance of your duties or breach of a fiduciary duty owed to the Company or any affiliated company; (ii) conviction of or entering of a guilty plea or a plea of no contest with respect to a felony or a crime of moral turpitude or commission of an act of embezzlement or fraud against the Company or any affiliated company; (iii) any material breach by the Executive of a material term of this Agreement, including, without limitation, material failure to perform a substantial portion of his duties and responsibilities hereunder; or (iv) deliberate dishonesty of the Executive with respect to the Company or any affiliated company.

(c)          Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” means:

(i)          a material reduction in the Executive’s duties or authority;

(ii)          a failure by the Company to comply with any of the provisions of Section 4(b);

(iii)          the Company’s requiring the Executive to be based at any office or location other than that described in Section 4(a)(ii);

(iv)          the failure by the Company to comply with and satisfy Section 7(b); or

(v)          the Company fails to honor any term or provision of this Agreement;

Notwithstanding the above, Good Reason shall not include any resignation by you where Cause for your termination by the Company exists or an isolated, insubstantial and/or inadvertent action not taken in bad faith by the Company and which is remedied by the Company within a reasonable time after receipt of notice thereof if given by the Executive.

(d)          Notice of Termination. Any termination during the Employment Period by the Company or by the Executive for Good Reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(e)          Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date specified in the Notice of Termination (which shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given), and (iii) if the Executive’s employment is terminated for Disability, 30 days after Notice of Termination is given, provided that the Executive shall not have returned to the full-time performance of his duties during such 30-day period.

(f)          Resignation of All Other Positions. Effective upon the termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all positions the Executive holds as an officer or member of the Board of Directors (or a committee thereof) of the Company or any of its affiliates.

6.          Compensation Upon Termination

(a)          Termination Without Cause or for Good Reason. The Executive will be entitled to the following benefits if, during the Employment Period, the Company terminates his employment without Cause or the Executive terminates his employment with the Company or any affiliated company for Good Reason; provided with respect to the payments set forth in paragraphs (ii) and (iii) below, the Executive signs a release and waiver of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company and such release has become effective (the “Release”) (for a voidance of doubt, no release is required in connection with the payments set forth in paragraph (i) below).

(i)          Accrued Obligations. The Accrued Obligations are the sum of: (1) the Executive’s Annual Base Salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given; (2) the amount, if any, of any incentive or bonus compensation theretofore earned which has not yet been paid; (3) the product of the Annual Bonus paid or payable, including by reason of deferral, for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the Date of Termination and the denominator of which is 365; and (4) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to the Executive (but not including amounts that previously had been deferred at the Executive’s request, which amounts will be paid in accordance with the Executive’s existing directions). The Accrued Obligations will be paid to the Executive in a lump sum cash payment within ten days after the Date of Termination;

(ii)          Salary Continuance Benefit. The Salary Continuance Benefit is an amount equal to 2.0 times the Executive’s Final Compensation. For purposes of this Agreement, “Final Compensation” means the Annual Base Salary in effect at the Date of Termination, plus the highest Annual Bonus paid or payable for the two most recently completed years and any amount contributed by the Executive during the most recently completed year pursuant to a salary reduction agreement or any other program that provides for pre-tax salary reductions or compensation deferrals. The Salary Continuance Benefit will be paid to the Executive in a lump sum cash payment not later than 30 days following the effective date of the Release, subject to compliance with Section 16 of this Agreement regarding the requirements of Sectio 409A of the Internal Revenue Code of 1986 (the “Code”);

(iii)          Welfare Continuance Benefit. The Company shall pay you a welfare continuance benefit (the “Welfare Continuance Benefit”) in an amount equal to the product of (x) the amount of the Company’s monthly contribution pursuant to its current plan, or plans, in effect as of the Date of Termination to provide group health insurance and certain related benefits made available to similarly situated officers of the Company (for avoidance of doubt, that monthly contribution is $522 as of the date of this Agreement), times (y) twenty-four (24). The Welfare Continuance Benefit will be paid to the Executive in a lump sum cash payment not later than 30 days following the effective date of the Release, subject to compliance with Section 16 of this Agreement regarding the requirements of Section 409A of the Code.

(iv)          Equity Acceleration. All outstanding Awards (as defined in the Company’s Stock and Incentive Plan) shall automatically vest, any unvested share units shall be deemed earned and vested, and any restrictions on any outstanding Awards shall lapse; provided, however, the terms of any separate award agreement or other governing document pursuant to which an Award is granted shall control and not be superseded by this subparagraph (iv) concerning whether the Award shall automatically vest or be deemed earned as a result of a termination of employment covered by this Section 6.

(b)          Death. If the Executive dies during the Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations and six months of the Executive’s Base Salary (which shall be paid to the Executive’s beneficiary designated in writing or his estate, as applicable, in a lump sum cash payment within 30 days of the date of death); (ii) the timely payment of the Welfare Continuance Benefit to the Executive’s spouse and other dependents; and (iii) the timely payment of all death and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

(c)          Disability. If the Executive’s employment is terminated because of the Executive’s Disability during the Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations and six months of the Executive’s Base Salary (which shall be paid to the Executive in a lump sum cash payment within 30 days of the Date of Termination; (ii) the timely payment of the Welfare Continuance Benefit; and (iii) the timely payment of all disability and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

(d)          Cause; Other than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Period, this Agreement will terminate without further obligation to the Executive other than the payment to the Executive of the Annual Base Salary through the Date of Termination, plus the amount of any compensation previously deferred by the Executive. If the Executive terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement will terminate without further obligation to the Executive other than for the Accrued Obligations (which will be paid in a lump sum in cash within 30 days of the Date of Termination) and any other benefits to which the Executive may be entitled pursuant to the terms of any plan, program or arrangement of the Company and its affiliated companies.

(e)          Maximum Benefit. No amounts will be payable and no benefits will be provided under this Agreement to the extent that such payments or benefits, together with other payments or benefits under other plans, agreements or arrangements, would make the Executive liable for the payment of an excise tax under Section 4999 of the Code, or any successor provision. The amounts otherwise payable and the benefits otherwise to be provided under this Agreement shall be reduced in a manner determined by the Company (by the minimum possible amount) that is consistent with the requirements of Section 409A of the Code until no amount payable to the Executive will be subject to such excise tax. All calculations and determinations under this Section 6(e) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Advisor”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. The Tax Advisor may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company shall bear all costs of the Tax Advisor.

7.          Binding Agreement; Successors

(a)          This Agreement will be binding upon and inure to the benefit of the Executive (and his personal representative), the Company and any successor organization or organizations which shall succeed to substantially all of the business and property of the Company, whether by means of merger, consolidation, acquisition of all or substantially of all of the assets of the Company or otherwise, including by operation of law.

(b)          The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(c)          For purposes of this Agreement, the term “Company” includes any subsidiaries of the Company and any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Company ceases to exist; provided, however, that for purposes of determining whether a Change in Control has occurred herein, the term “Company” refers to Union Bankshares Corporation or its successors.

8.          Fees and Expenses; Mitigation

(a)          The Company will pay or reimburse the Executive for all costs and expenses, including without limitation court costs and reasonable attorneys’ fees, incurred by the Executive (i) in contesting or disputing any termination of the Executive’s employment or (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement, in each case provided the Executive is the prevailing party in a proceeding brought in a court of competent jurisdiction. The Company shall reimburse the foregoing costs on a current basis after the Executive submits a claim for reimbursement with the proper documentation of the costs and expenses, provided that no expense will be reimbursed after the end of the year following the year in which the expense is incurred.

(b)          The Executive shall not be required to mitigate the amount of any payment the Company becomes obligated to make to the Executive in connection with this Agreement, by seeking other employment or otherwise. The amount of any payment provided for in Section 6 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

9.          No Employment Contract

Nothing in this Agreement will be construed as creating an employment contract between the Executive and the Company prior to Change in Control.

10.          Survival of Certain Restrictive Covenants

Section 5(a) of the Employment Agreement, dated as of the same hereof, between the Company and the Executive with respect to the Executive’s covenants concerning noncompetition will not apply to the Executive after he ceases to be employed by the Company, unless the Executive is entitled to receive the severance benefits provided for in Section 6 of this Agreement in connection with the termination of his employment without Cause or for Good Reason in which case the restrictions imposed by Section 5(a) in the Employment Agreement will continue to apply. The nonsolicitation restrictions in Section 5(b) of the Employment Agreement and the confidentiality provisions in Section 5(e) of the Employment Agreement, together with the other provisions of Section 5, except to the extent Section 5(a) of the Employment Agreement may not apply as provided above, will survive the termination of the Employment Agreement and are incorporated into and made a part of this Agreement as though Section 5 of the Employment Agreement were set forth in full in this Agreement.

11.          Notice

Any notices and other communications provided for by this Agreement will be sufficient if in writing and delivered in person, or sent by registered or certified mail, postage prepaid (in which case notice will be deemed to have been given on the third day after mailing), or by overnight delivery by a reliable overnight courier service (in which case notice will be deemed to have been given on the day after delivery to such courier service). Notices to the Company shall be directed to the Secretary of the Company, with a copy directed to the Chairman of the Board of the Company. Notices to the Executive shall be directed to his last known address.

12.          Definition of a Change in Control

No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company as set forth below. For purposes of this Agreement, a “Change in Control” means:

(a)          The acquisition by any Person of beneficial ownership of 20% or more of the then outstanding shares of common stock of the Company, provided that an acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege) shall not constitute a Change in Control;

(b)          Individuals who constitute the Board on the date of this Agreement (the “Incumbent Board”) cease to constitute a majority of the Board, provided that any director whose nomination was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but excluding any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company;

(c)          Consummation by the Company of a reorganization, merger, share exchange or consolidation (a “Reorganization”), provided that a Reorganization will not constitute a Change in Control if, upon consummation of the Reorganization, each of the following conditions is satisfied:

(i)          more than 50% of the then outstanding shares of common stock of the corporation resulting from the Reorganization is beneficially owned by all or substantially all of the former shareholders of the Company in substantially the same proportions as their ownership existed in the Company immediately prior to the Reorganization;

(ii)          no Person beneficially owns 20% or more of either (1) the then outstanding shares of common stock of the corporation resulting from the transaction or (2) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and

(iii)          at least a majority of the members of the board of directors of the corporation resulting from the Reorganization were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization.

(d)          Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, or the consummation of a sale or other disposition of all or substantially all of the assets of the Company.

(e)          For purposes of this Agreement, “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, and “beneficial ownership” has the meaning given the term in Rule 13d-3 under the Exchange Act.

13.          Miscellaneous

No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in a writing signed by the Executive and the Chairman of the Board, Chief Executive Officer, or President of the Company. This Agreement replaces and supersedes any prior agreements, written or oral, relating to the subject matter hereof, and all such agreements are hereby terminated and are without any further legal force or effect. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement.

14.          Governing Law

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia. The Company and the Executive submit to the exclusive jurisdiction and venue of any state or federal court located within the Commonwealth of Virginia for resolution of any such claims, causes of action or disputes arising out of or relating to or concerning this Agreement.

15.          Validity

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.          Deferred Compensation Omnibus Provision

(a)          It is intended that payments and benefits under this Agreement that are considered to be deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided for therein for non-compliance. Notwithstanding any other provision of this Agreement, the Company’s Compensation Committee or Board of Directors is authorized to amend this Agreement, to amend or void any election made by the Executive under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply with Section 409A of the Code. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

(b)          If the Executive is deemed on the date of separation of service with the Company to be a “specified employee,” as defined in Section 409A(a)(2)(B) of the Code, then payment of any amount or provision of any benefit under this Agreement that is considered deferred compensation subject to Section 409A of the Code shall not be made or provided prior to the earlier of (A) the expiration of the six-month period measured from the date of separation of service or (B) the date of death (the “409A Deferral Period”).

(c)          In the case of benefits that are subject to Section 409A of the Code, the Executive may pay the cost of benefit coverage, and thereby obtain benefits, during the 409A Deferral Period and then be reimbursed by the Company when the 409A Deferral Period ends. On the first day after the end of the 409A Deferral Period, all payments delayed pursuant to this Section 16 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided as originally scheduled.

(d)          “Termination of employment” shall have the same meaning as “separation of service,” as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations).

17.          Clawback The Executive agrees that any incentive based compensation or award that he receives, or has received, from the Company or its Affiliates under this Agreement or otherwise, will be subject to clawback by the Company as may be required by applicable law or stock exchange listing requirement and on such basis as the Board of Directors of the Company determines, but in no event with a look-back period of more than three years, unless required by applicable law or stock exchange listing requirement.

[Signatures follow on next page.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by Union Bankshares Corporation by its duly authorized officer, and by the Executive, as of the date first above written.

UNION BANKSHARES CORPORATION

By:	/s/ Raymond D. Smoot, Jr.
Raymond D. Smoot, Jr.
Chairman of the Board

EXECUTIVE:

/s/ John C. Asbury
John C. Asbury